Probabilities Fund

Change in Accountants (Unaudited)

December 31, 2020

On November 25, 2020, the Audit Committee of Northern Lights Fund Trust ("Committee") appointed and formally engaged Deloitte & Touche LLP (“Deloitte”) as the Funds’ independent registered public accounting firm for the fiscal period ending December 31, 2020.

RSM US LLP (“RSM”) reports on the Fund's financial statements for the periods prior to December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the periods ended prior to December 31, 2020, there were no disagreements between the Fund and RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such period. During the periods ended prior to December 31, 2020, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K.

During the periods ended prior to December 31, 2020, neither the Fund nor anyone on its behalf has consulted with RSM regarding; (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Fund’s financial statements, and neither a written report was provided to the Fund nor oral advice was provided that RSM concluded was an important factor considered by the Fund in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304 (a)(1)(v) of Regulation S-K).

September 16, 2021

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Exhibit 13(a)(4) of Probabilities Fund’s Form N-CSR filing dated September 16, 2021 and agree with the statements made in paragraphs two, three and four. We have no basis to agree or disagree with the statements in paragraph one of Exhibit 13(a)(4).

Sincerely,

/s/ RSM US LLP